Exhibit 99.1

COINSTAR, INC. ANNOUNCES 2012 THIRD QUARTER RESULTS

Consolidated Revenue Growth of 16% and Solid Bottom Line Performance;

Redbox Signs 28-Day Delay Content Agreement with Warner Bros.

BELLEVUE, Wash.—October 25, 2012—Coinstar, Inc. (Nasdaq: CSTR) today reported financial results for the third quarter and nine months ended September 30, 2012.

“In the third quarter, Coinstar delivered 16% year over year revenue growth and solid bottom line results,” said Paul Davis, chief executive officer of Coinstar, Inc. “Redbox revenue increased 18% despite temporary headwinds from the new release schedule and Olympics that negatively impacted rentals. We are optimistic regarding the future of Redbox and are focused on key Redbox growth initiatives, including extending the footprint in the U.S. and expanding into Canada, as well as our digital offering with Redbox Instant™ by Verizon. We continue to find new ways to add value at our kiosks to drive increased consumer loyalty and transactions, including Redbox Tickets™, a unique concept recently launched in Philadelphia that enables consumers to purchase tickets to a variety of entertainment events for a fee of only $1.00 per ticket.”

Davis continued, “We believe that the agreement with Warner Bros. we announced today demonstrates our ongoing commitment to offer new release content to our consumers and underscores the importance of the physical DVD in the home entertainment ecosystem. We are confident that the actions we are taking will serve consumers and shareholders well into the future.”

Coinstar’s 2012 third quarter and nine months financial highlights included:

	2012 Third Quarter		2012 Nine Months
• Consolidated revenue	$537.6	million	$1,638.0	million
• Income from continuing operations	$36.8	million	$127.3	million
• Core adjusted EBITDA from continuing operations* (See Appendix A)	$117.8	million	$368.2	million
• Diluted earnings per share from continuing operations	$1.14		$3.90
• Core diluted earnings per share* (See Appendix A)	$1.26		$3.88
• Net cash flows from operating activities from continuing operations	$117.5	million	$311.7	million
• Free cash flow from continuing operations* (See Appendix A)	$61.0	million	$178.5	million

“The third quarter posed a greater challenge than we anticipated as the Olympics’ impact served to drive lower physical, digital and theatrical viewership across the board,” said J. Scott Di Valerio, chief financial officer of Coinstar, Inc. “Even in a challenging quarter, we continued to focus on day-to-day execution and driving strong margins and earnings, while investing in our business, generating free cash flow, and executing a $59 million buy back of our stock.”

Di Valerio added, “When we issued guidance for the quarter we recognized that several factors would pressure rentals. However, the new release schedule, including fewer titles and several weeks with little new content, and record-setting Olympics viewership took a large number of movie viewers out of the home entertainment market. The compounding effect of these factors was greater than we expected. We expect to improve performance in the fourth quarter and to finish the year in a strong position moving into 2013. We remain confident in the future of Coinstar and in our ability to deliver long-term value to our shareholders.”

*	Refer to Appendix A for a discussion of non-GAAP financial measures, including the exclusion of certain non-core items.

Revenue for the third quarter of 2012 increased 15.5% to $537.6 million compared with the third quarter of 2011, driven primarily by revenue growth in the Redbox segment of 17.9% to $459.5 million, attributable to the price increase implemented at the end of October 2011, same store sales growth and new kiosk installations. Coin segment revenue increased 2.8% to $77.6 million, reflecting growth in the installed kiosk base and an increase in the average transaction size.

Operating income for the third quarter of 2012 was $66.9 million, which resulted in an operating margin of 12.4%, compared with operating income of $65.6 million and an operating margin of 14.1% in the third quarter of 2011.

Income from continuing operations for the third quarter of 2012 was $36.8 million, or diluted earnings per share from continuing operations of $1.14, compared with $37.1 million or $1.18 per share in the third quarter of 2011. Core diluted earnings per share from continuing operations for the third quarter of 2012 was $1.26, excluding non-core adjustments of $0.12 per share, compared with $1.20 per diluted share, excluding non-core adjustments of $0.02 per share in the third quarter of 2011.

Coinstar’s third quarter results include a negative impact of $8.7 million, or $0.16 per diluted share, on core diluted earnings per share from continuing operations attributable to the operating results of the kiosks acquired as part of the NCR asset acquisition .

Net cash flows from operating activities from continuing operations in the third quarter of 2012 was $117.5 million, compared with $89.8 million in the third quarter of 2011. Cash paid for capital expenditures for continuing operations for the third quarter of 2012 was $56.5 million, compared with $46.9 million in the third quarter of 2011. Free cash flow from continuing operations for the third quarter of 2012 was $61.0 million, compared with $42.9 million in the third quarter of 2011.

During the third quarter of 2012, the company repurchased its stock for approximately $59.0 million representing 1.16 million shares of common stock at an average price of $51.07 per share through a combination of the 10b5-1 plan implemented in August and other open market purchases. On September 30, 2012, there was $209.6 million remaining under the current Board authorization for stock repurchases.

Guidance

Guidance for the 2012 full year and fourth quarter reflects Coinstar management’s expectations related to

•	A negative impact of approximately $9.7 million, or $0.19 per diluted share, on core diluted earnings per share from continuing operations in the fourth quarter;

•	The pace of return of Redbox customers after lack of new content in the third quarter;

The rate of replacing between 400 and 500 NCR kiosks and removing between 700 and 800 NCR kiosks in the fourth quarter; and

•	The timing of the new release schedule, with more titles available to Redbox in the back end of the fourth quarter.

For the 2012 full year, Coinstar management expects:

•	Consolidated revenue between $2.190 billion and $2.240 billion;

•	Core adjusted EBITDA from continuing operations between $455 million and $470 million;

•	Core diluted EPS from continuing operations between $4.50 and $4.65 on a fully diluted basis; and

•	Free cash flow from continuing operations between $185 million and $210 million.

For the 2012 fourth quarter, Coinstar management expects:

•	Consolidated revenue between $552 million and $602 million;

•	Core adjusted EBITDA from continuing operations between $87 million and $102 million; and

•	Core diluted EPS from continuing operations between $0.62 and $0.77 on a fully diluted basis.

Additional Information

Coinstar has provided additional comments on guidance in prepared remarks that also review the company’s 2012 third quarter operating and financial results. The prepared remarks and supplemental slides are posted on the Investor Relations section of the corporate website at www.coinstarinc.com along with this press release. The 2012 third quarter Segment Supplement, which provides historical data in Excel format and replaces the Investor Update, is also posted on the website.

Conference Call

Paul Davis and J. Scott Di Valerio will host a conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to answer questions related to the company’s performance and guidance. The conference call will be webcast live and archived on the Investor Relations section of Coinstar’s website at www.coinstarinc.com. A recording of the call will be available approximately two hours after the call ends through November 9, 2012, at 1-888-843-7419 or 1-630-652-3042, passcode 33442426.

About Coinstar, Inc.

Coinstar, Inc. (Nasdaq: CSTR) is a leading provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known Redbox® self-service DVD and video game rental and Coinstar® self-service coin-counting brands. The company has approximately 42,400 Redbox DVD kiosks and 20,300 coin-counting kiosks in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. Redbox also offers DVD rentals through additional kiosks acquired from NCR Corporation in June 2012. For more information, visit www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results, including 2012 fourth quarter and 2012 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc. and Redbox, as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into a new business,

•	our limited ability to direct the management or policies of the new joint venture with Verizon Communications,

•	failure to receive the expected benefits of the NCR relationship,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	noteholders electing to convert our convertible notes,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.

###

(Financial Statements Follow)

Contacts:

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@coinstar.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations; and

•	Free cash flow from continuing operations.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not control. Our non-core adjustments include i) deal fees primarily related to the NCR asset acquisition, ii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon (“Non-Core Adjustments”). We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

Core Adjusted EBITDA from Continuing Operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2012	2011	2012	2011
Income from continuing operations	$36,774	$37,126	$127,345	$83,429
Depreciation, amortization and other	52,489	38,839	136,909	108,973
Interest expense, net	3,892	5,416	11,033	18,878
Income taxes	20,161	22,544	80,608	51,915
Share-based payments expense (benefit)(1)	(1,586)	869	13,144	9,362

Adjusted EBITDA from continuing operations	111,730	104,794	369,039	272,557
Non-core adjustments:
Deal fees	20	265	3,235	481
Loss from equity method investments	6,021	272	15,406	880
Gain on formation of Redbox Instant™ by Verizon	—	—	(19,500)	—

Core Adjusted EBITDA from continuing operations	$117,771	$105,331	$368,180	$273,918

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from Continuing Operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Diluted EPS from continuing operations	$1.14	$1.18	$3.90	$2.61
Non-core adjustments, net of tax:(1)
Deal fees	—	0.01	0.06	0.01
Loss from equity method investments	0.12	0.01	0.29	0.02
Gain on formation of Redbox Instant™ by Verizon	—	—	(0.37)	—

Core diluted EPS from continuing operations	$1.26	$1.20	$3.88	$2.64

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow from Continuing Operations

Our non-GAAP financial measure free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after capital expenditures. We believe free cash flow from continuing operations is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. The table below provides a reconciliation of net cash provided by operating activities from continuing operations, the most comparable GAAP financial measure, to free cash flow from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2012	2011	2012	2011
Net cash provided by operating activities	$117,473	$89,779	$311,694	$261,639
Purchase of property and equipment	(56,480)	(46,902)	(133,181)	(134,779)

Free cash flow from continuing operations	$60,993	$42,877	$178,513	$126,860

COINSTAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$537,562	$465,617	$1,637,961	$1,324,917
Expenses:
Direct operating	351,541	310,101	1,098,750	917,687
Marketing	7,513	7,723	20,080	20,697
Research and development	3,140	3,239	10,684	7,539
General and administrative	56,010	40,076	156,609	114,795
Depreciation and other	50,470	38,154	133,579	106,918
Amortization of intangible assets	2,019	685	3,330	2,055

Total expenses	470,693	399,978	1,423,032	1,169,691

Operating income	66,869	65,639	214,929	155,226
Other income (expense):
Income (loss) from equity method investments, net	(6,021)	(272)	4,094	(880)
Interest expense, net	(3,892)	(5,416)	(11,033)	(18,878)
Other, net	(21)	(281)	(37)	(124)

Total other income (expense)	(9,934)	(5,969)	(6,976)	(19,882)

Income from continuing operations before income taxes	56,935	59,670	207,953	135,344
Income tax expense	(20,161)	(22,544)	(80,608)	(51,915)

Income from continuing operations	36,774	37,126	127,345	83,429
Loss from discontinued operations, net of tax	—	—	—	(11,068)

Net income	36,774	37,126	127,345	72,361

Other comprehensive income, before tax:
Foreign currency translation adjustment	1,477	(832)	1,342	(122)
Reclassification of interest rate hedges to interest expense	—	—	—	896
Loss on short-term investments	—	—	—	(20)
Income tax expense related to items of other comprehensive income	—	—	—	(342)

Other comprehensive income (loss), net of tax	1,477	(832)	1,342	412

Comprehensive income	$38,251	$36,294	$128,687	$72,773

Basic earnings (loss) per share:
Continuing operations	$1.21	$1.23	$4.16	$2.72
Discontinued operations	—	—	—	(0.36)

Basic earnings per share	$1.21	$1.23	$4.16	$2.36

Diluted earnings (loss) per share:
Continuing operations	$1.14	$1.18	$3.90	$2.61
Discontinued operations	—	—	—	(0.35)

Diluted earnings per share	$1.14	$1.18	$3.90	$2.26

Weighted average shares used in basic per share calculations	30,454	30,224	30,605	30,608
Weighted average shares used in diluted per share calculations	32,238	31,596	32,684	31,957

COINSTAR, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$308,458	$341,855
Accounts receivable, net of allowances of $1,373 and $1,586	44,263	41,246
Content library	140,315	142,386
Deferred income taxes	16,621	84,228
Prepaid expenses and other current assets	37,152	25,274

Total current assets	546,809	634,989
Property and equipment, net	525,523	499,178
Notes receivable	26,289	24,374
Deferred income taxes	738	647
Goodwill and other intangible assets	360,452	274,583
Other long-term assets	58,743	17,066

Total assets	$1,518,554	$1,450,837

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$144,064	$175,550
Accrued payable to retailers	133,132	127,450
Other accrued liabilities	157,063	148,996
Current portion of long-term debt	14,792	13,986
Current portion of capital lease obligations	10,473	12,057

Total current liabilities	459,524	478,039
Long-term debt and other long-term liabilities	357,839	359,288
Capital lease obligations	12,776	11,768
Deferred tax liabilities	86,088	87,840

Total liabilities	916,227	936,935
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized; 35,781,764 and 35,251,932 shares issued; 30,184,177 and 30,879,778 shares outstanding	504,057	481,249
Treasury stock	(216,495)	(153,425)
Retained earnings	316,094	188,749
Accumulated other comprehensive loss	(1,329)	(2,671)

Total stockholders’ equity	602,327	513,902

Total liabilities and stockholders’ equity	$1,518,554	$1,450,837

COINSTAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Activities:
Net income	$36,774	$37,126	$127,345	$72,361
Adjustments to reconcile net income to net cash flows from operating activities from continuing operations:
Depreciation and other	50,470	38,154	133,579	106,918
Amortization of intangible assets and deferred financing fees	2,551	1,581	4,925	3,966
Share-based payments expense (benefit)	(1,586)	869	13,144	9,362
Excess tax benefits on share-based payments	(1,936)	(117)	(5,673)	(2,431)
Deferred income taxes	16,566	20,966	73,190	46,915
Loss from discontinued operations, net of tax	—	—	—	11,068
(Income) loss from equity method investments, net	6,021	272	(4,094)	880
Non-cash interest on convertible debt	1,789	1,648	5,270	4,857
Other	(794)	(599)	(4,107)	(730)
Cash flows from changes in operating assets and liabilities from continuing operations	7,618	(10,121)	(31,885)	8,473

Net cash flows from operating activities from continuing operations	117,473	89,779	311,694	261,639
Investing Activities:
Purchases of property and equipment	(56,480)	(46,902)	(133,181)	(134,779)
Proceeds from sale of property and equipment	150	201	819	552
Proceeds from sale of businesses, net	—	—	—	12,221
Acquisition of NCR DVD kiosk business	—	—	(100,000)	—
Equity investments	(11,377)	—	(39,727)	(2,320)

Net cash flows from investing activities from continuing operations	(67,707)	(46,701)	(272,089)	(124,326)
Financing Activities:
Principal payments on capital lease obligations and other debt	(4,008)	(5,072)	(13,202)	(22,145)
Borrowing from term loan	—	175,000	—	175,000
Principal payments on term loan	(3,293)	(2,187)	(7,668)	(2,187)
Net payments on credit facility	—	(125,000)	—	(150,000)
Financing costs associated with credit facility	—	(4,196)	—	(4,196)
Excess tax benefits related to share-based payments	1,936	117	5,673	2,431
Repurchases of common stock and ASR program	(59,012)	—	(63,070)	(63,349)
Proceeds from exercise of stock options, net	53	842	4,034	2,182

Net cash flows from financing activities from continuing operations	(64,324)	39,504	(74,233)	(62,264)
Effect of exchange rate changes on cash	1,381	(810)	1,231	(165)

Increase (decrease) in cash and cash equivalents from continuing operations	(13,177)	81,772	(33,397)	74,884
Cash flows from discontinued operations:
Operating cash flows	—	—	—	9,678
Investing cash flows	—	—	—	(12,678)
Financing cash flows	—	—	—	—

Net cash flows from discontinued operations	—	—	—	(3,000)

Increase (decrease) in cash and cash equivalents	(13,177)	81,772	(33,397)	71,884
Cash and cash equivalents:
Beginning of period	321,635	173,528	341,855	183,416

End of period	$308,458	$255,300	$308,458	$255,300

Coinstar, Inc.

Business Segment Information

(in thousands)

(unaudited)

As a complement to our Consolidated Statements of Comprehensive Income, we are providing the following information related to our business segments, which includes segment operating income (loss). Management, including our chief executive officer, evaluates the performances of our business segments primarily on segment revenue and segment operating income from continuing operations before depreciation, amortization and other, and certain share-based payments (“segment operating income”). We utilize segment revenue and segment operating income because we believe they provide useful information for effectively allocating resources among business segments, evaluating the health of our business segments based on metrics that management can actively influence, and gauging our investments and our ability to service, incur or pay down debt.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2012	2011	2012	2011
Revenue:
Redbox	$459,538	$389,801	$1,420,448	$1,116,007
Coin	77,616	75,506	216,297	207,934
New Ventures	408	310	1,216	976

Consolidated revenue	$537,562	$465,617	$1,637,961	$1,324,917

Segment operating income reconciled to GAAP operating income

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2012	2011	2012	2011
Segment operating income (loss)(1)
Redbox(2)	$101,203	$83,499	$306,741	$208,337
Coin	27,915	27,879	72,961	75,288
New Ventures	(6,546)	(4,425)	(18,315)	(11,747)

Subtotal	122,572	106,953	361,387	271,878
Depreciation, amortization and other:
Redbox	41,478	30,910	109,256	85,368
Coin	10,968	7,924	27,588	22,746
New Ventures	43	5	65	859

Total depreciation, amortization and other	52,489	38,839	136,909	108,973
Share-based compensation expense	3,214	2,475	9,549	7,679
Operating income (loss):
Redbox	59,725	52,589	197,485	122,969
Coin	16,947	19,955	45,373	52,542
New Ventures	(6,589)	(4,430)	(18,380)	(12,606)
Share-based compensation expense	(3,214)	(2,475)	(9,549)	(7,679)

Total operating income	$66,869	$65,639	$214,929	$155,226

(1)	Operating income (loss) before depreciation, amortization and other, and share-based compensation expense.
(2)	Share-based payments expense related to our content arrangements have been allocated to our Redbox segment.